Exhibit 99.1

Contact: Michelle Hards
(240) 313-1816
mlhards@jlg.com
JLG INDUSTRIES, INC. ANNOUNCES PRICING FOR DEBT TENDER OFFERS WITH
RESPECT TO ITS OUTSTANDING 8 1/4% SENIOR NOTES DUE 2008 AND ITS
OUTSTANDING 8 3/8% SENIOR SUBORDINATED NOTES DUE 2012
McConnellsburg, PA, November 21, 2006 – JLG Industries, Inc. (NYSE: JLG) today set the pricing for its previously announced cash tender offers and consent solicitations in respect of its outstanding 8 1/4% Senior Notes due 2008 (the “2008 Notes”) and its 8 3/8% Senior Subordinated Notes due 2012 (the “2012 Notes,” and, together with the 2008 Notes, the “Notes”). The terms of the tender offers and consent solicitations for the Notes are detailed in JLG’s Offer to Purchase and Consent Solicitation Statement dated November 6, 2006.
     The total consideration for the 2008 Notes was determined as of 2:00 p.m., New York City time, on November 21, 2006, assuming a payment date of December 6, 2006 and using the yield of the 4 7/8% U.S. Treasury Note due April 30, 2008 (the “2008 Reference Security”) plus a fixed spread of 50 basis points. The yield on the 2008 Reference Security, as calculated by J.P. Morgan Securities Inc. and Banc of America Securities LLC, was 4.873%. Accordingly, the total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of 2008 Notes validly tendered and not withdrawn at or prior to 5:00 p.m., New York City time, on November 21, 2006 (the “Consent Deadline”) is $1,038.29, which includes a consent payment of $30. The tender offer consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of 2008 Notes validly tendered after the Consent Deadline but at or prior to midnight, New York City time, December 5, 2006 (the “Expiration Time”) is $1,008.29, which equals the total consideration less the consent payment.
     The total consideration for the 2012 Notes was determined as of 2:00 p.m., New York City time, on November 21, 2006, assuming a payment date of December 6, 2006 and using the yield of the 3 1/2% U.S. Treasury Note due May 31, 2007 (the “2012 Reference Security”) plus a fixed spread of 50 basis points. The yield on the 2012 Reference Security, as calculated by J.P. Morgan Securities Inc. and Banc of America Securities LLC, was 5.096%. Accordingly, the total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of 2012 Notes validly tendered and not withdrawn at or prior to the Consent Deadline is $1,054.84, which includes a consent payment of $30. The tender offer consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of 2012 Notes validly tendered after the Consent Deadline but at or before the Expiration Time is $1,024.84, which equals the total consideration less the consent payment.
     The tender offers are scheduled to expire at midnight New York City time on December 5, 2006, unless extended or earlier terminated by JLG.
     The information agent for the offers and consent solicitations is Innisfree M&A Incorporated. The depositary for the offers is The Bank of New York. The dealer managers for the offers and consent solicitation agents for the consent solicitations are J.P. Morgan Securities Inc. ((212) 270-3994, call collect) and Banc of America Securities LLC ((704) 388-9217, call collect).
     The Offer to Purchase, letter of transmittal and consent and related documents have been distributed to noteholders. Noteholders with questions or who would like additional copies of the offer

JLG Industries, Inc. – page 2
documents may call the information agent, Innisfree M&A Incorporated, toll-free at (888) 750- 5834. (Banks and brokers may call collect at (212) 750-5833.)
     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers). JLG’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multichannel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.
     This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell JLG’s 8 1/4% senior notes due 2008 or its 8 3/8% senior subordinated notes due 2012. The offers and the consent solicitations are being made only pursuant to the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials that JLG has distributed to noteholders. Noteholders and investors should read carefully the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials because they contain important information, including the various terms of and conditions to, the offers and the consent solicitations. None of JLG, Oshkosh, the dealer managers, the information agent or the depositary makes any recommendation in connection with the offers or the consent solicitations.
NOTE: Information contained on our website is not incorporated by reference into this press release.
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